EXHIBIT 11.1

               INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                      (in thousands, except per share data)

                                                            Year ended June 30
                                                            ------------------
                                                      1995      1996      1997
                                                      ----      ----      ----
Primary and fully diluted:
     Weighted average shares:
         Common   ................................    2,428    2,446      6,516
         Preferred................................             1,230
     Common equivalent shares from
         stock options and warrants...............      475               1,079
     Common and common equivalent
         shares pursuant to Staff
         Accounting Bulletin
         No. 83   ................................      681      681          -
                                                        ---      ---          -

Shares used in per share calculation..............    4,814    3,127      7,595
                                                      =====    =====      =====

Net income (loss) ................................   $1,647  $(7,616)    $3,360

Net income (loss) per share.......................   $  .34   $(2.44)    $  .44

(1) There is no difference between primary and fully diluted net income per share for all periods presented.